Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 16, 2024
Contact: Julie DeVader
515.412.2172
jdevader@fhlbdm.com
Federal Home Loan Bank of Des Moines Announces 2023
Fourth Quarter and Annual Results, Declares Dividend
Fourth Quarter 2023 Financial Highlights
•Net income of $256 million
•Affordable Housing Program (AHP) assessments of $28 million
•Advances totaled $122.5 billion
•Mortgage loans held for portfolio, net totaled $10.0 billion
•Letters of credit totaled $9.4 billion
•Retained earnings totaled $3.1 billion
Capital Stock Requirement Changes
Effective December 15, 2023, the Federal Home Loan Bank of Des Moines (the Bank) reduced its membership stock requirement from 0.12 percent to 0.06 percent of a member’s total assets, with no change to the cap of $10 million and floor of $10,000. In addition, the Bank increased its activity stock requirement on advances from 4.00 percent to 4.50 percent.
Dividend
The Board of Directors approved a fourth quarter 2023 dividend to be paid at an annualized rate of 9.00 percent on average activity-based stock, an increase of 0.50 percent from the prior quarter, and 3.55 percent on average membership stock, an increase of 0.55 percent from the prior quarter. Dividend payments totaling $136 million are expected to be paid on February 23, 2024.
Affordable Housing and Community Impact
During the fourth quarter of 2023, the Bank disbursed $14 million of AHP funds through its Competitive and Set-Aside down payment assistance programs as a part of its ongoing mission to support members’ affordable housing and community development needs. The Bank also recorded various discretionary community and housing contributions during the fourth quarter of 2023, including a $25 million contribution to its Member Impact Fund, a discretionary program in which the Bank matches member donations to local housing and community development organizations, and a $5 million voluntary AHP contribution.

2023 Financial Results Discussion
Net Income - The Bank recorded net income of $962 million in 2023 compared to $430 million in the prior year.
Net Interest Income - The Bank recorded net interest income of $1.3 billion in 2023, an increase of $0.6 billion when compared to the prior year, primarily driven by higher short-term interest rates, which improved earnings on invested capital, and growth in advance balances.
Other Income (Loss) - The Bank recorded other losses of $15 million in 2023, an improvement of $25 million when compared to the prior year, primarily driven by changes in the fair value of the Bank’s trading securities, fair value option instruments, economic derivatives, and non-qualified benefit plan assets.
Other Expense - The Bank recorded other expense of $221 million, an increase of $60 million when compared to the prior year, primarily due to an increase in discretionary community and housing contributions of $44 million.

Assets - The Bank’s total assets increased to $184.4 billion at December 31, 2023, from $164.2 billion at December 31, 2022, driven primarily by an increase in advances and investments. Advances increased $11.3 billion due mainly to an increase in borrowings by large depository institution members. Investments increased $6.4 billion primarily driven by the purchase of agency mortgage-backed securities, partially offset by a decline in short-term investments, specifically federal funds sold and securities purchased under agreements to resell. In addition, mortgage loans increased $1.6 billion due to new loan purchases exceeding paydowns.

Capital - Total capital increased to $9.8 billion at December 31, 2023, from $8.8 billion at December 31, 2022, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances, and an increase in retained earnings.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited) Dollars in millions
Selected Balance Sheet Items	December 31, 2023	December 31, 2022
Investments	$49,828	$43,381
Advances	122,530	111,202
Mortgage loans held for portfolio, net	9,967	8,348
Total assets	184,406	164,169
Consolidated obligations	171,498	153,507
Capital stock - Class B putable	6,873	6,250
Retained earnings	3,138	2,618
Total capital	9,831	8,751
Total regulatory capital[1]	10,023	8,883
Regulatory capital ratio	5.44%	5.41%
1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Operating Results	2023	2022	2023	2022
Net interest income	$347	$262	$1,306	$683
Provision (reversal) for credit losses on mortgage loans	—	1	1	4
Other income (loss)	14	(53)	(15)	(40)
Other expense	77	46	221	161
Affordable Housing Program assessments	28	16	107	48
Net income	$256	$146	$962	$430
Performance Ratios
Net interest spread	0.45%	0.48%	0.43%	0.48%
Net interest margin	0.74	0.69	0.72	0.61
Return on average equity (annualized)	10.36	7.02	10.30	6.33
Return on average assets (annualized)	0.53	0.38	0.52	0.38

The financial results reported in this earnings release for 2023 are preliminary until the Bank announces audited financial results in its 2023 Form 10-K filed with the Securities and Exchange Commission, expected to be available next month at www.fhlbdm.com and www.sec.gov.
The Bank is a member-owned cooperative whose mission is to be a reliable provider of funding, liquidity, and services for its members so that they can meet the housing, business, and economic development needs of the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of 11 regional banks that make up the Federal Home Loan Bank System.
Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.